Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Shanye Hudson	David Oro
	Investor Relations	Media Relations
	shudson@micron.com	davidoro@micron.com
	(208) 492-1205	(707) 558-8585

Micron Announces Chief Financial Officer Transition
David Zinsner to succeed Ernie Maddock
BOISE, Idaho, Feb. 5, 2018 - Micron Technology, Inc., (Nasdaq: MU) announced today that the company has appointed David Zinsner as senior vice president and chief financial officer, effective Feb. 19, 2018. Zinsner succeeds Ernie Maddock, who is retiring from Micron but will remain with the company as an adviser through early June to ensure a smooth transition. Zinsner will report directly to Sanjay Mehrotra, president and CEO.
"On behalf of the company, I want to thank Ernie for his significant contributions to Micron," Mehrotra said. "He has helped position the company for continued strong growth, and we wish him the best in his future endeavors."
"I am fortunate to have been a part of Micron's progress over the last few years," Maddock said. "My focus now is on supporting Dave and Sanjay during the transition period to ensure a seamless and effective handoff."
Zinsner joins Micron with over 20 years of financial and operations experience in the semiconductor and technology industry. He most recently served as president and chief operating officer at Affirmed Networks. Prior to that, Zinsner was senior vice president of finance and chief financial officer for eight years at Analog Devices, and before that, he was senior vice president and chief financial officer for four years at Intersil Corp.
"Dave brings a great combination of financial expertise and executive experience to Micron and has a strong track record of achieving outstanding results," Mehrotra said. "We look forward to his leadership in driving our financial strategy and delivering significant value to our shareholders."
"I am very excited to be joining Micron at a time when the company is uniquely positioned to take advantage of growing demand for memory and storage solutions across a wide range of industries," Zinsner said. "I look forward to working with the Micron team to capitalize on those trends and to take the company to the next level."
Zinsner holds a master's degree in business administration, finance and accounting from Vanderbilt University and a bachelor's degree in industrial management from Carnegie Mellon University.
In a separate press release, Micron today updated its financial outlook for its fiscal second quarter of 2018: investors.micron.com
Additional information on David Zinsner is available at http://www.micron.com/media.
About Micron
We are an industry leader in innovative memory and storage solutions. Through our global brands - Micron®, Crucial® and Ballistix® - our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information to enrich life. Backed by nearly 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning and autonomous vehicles, in key market segments like cloud, data center, networking and mobile. Our common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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